[Cohen McCurdy, Ltd. Letterhead]


To the Shareholders and Directors
AMIDEX Funds, Inc.

In planning and performing our audit of the financial statements of AMIDEX35 Israel Mutual Fund and AMIDEX Cancer Innovations and Healthcare Fund (the "Funds") for the fiscal year ended May 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted the following matters involving the control environment and control procedures and their operation, that we consider to be material weaknesses as defined above. These conditions were considered in the determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of AMIDEX Funds, Inc., for the year ended May 31, 2004, and this report does not affect our report thereon dated August 18, 2004.

      - Control procedures were not in place to insure timely filings of financial statements.

      - An adequate process for responding to emergencies, contingencies and disasters did not exist.

      - Adequate controls over allocation of expenses between Funds were not in place.

      -     There were no Compliance personnel.

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This report is intended solely for the information and use of management and the
Board of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Cohen McCurdy, Ltd.

Cohen McCurdy, Ltd.
Westlake, Ohio
August 18, 2004